EXHIBIT 99.1

For Immediate Release

Contacts:	Dana Lengkeek
McAfee, Inc.
(408) 346-5184
dana_lengkeek@nai.com

Kelly Delaney
Porter Novelli
Kelly.delaney@porternovelli.com
(415) 975-2229

NETWORK ASSOCIATES CHANGES ITS NAME TO MCAFEE, INC.

McAfee, Inc. to Trade on the New York Stock Exchange Under Ticker Symbol MFE

Sale of the Sniffer Technologies Business Expected to be Completed in the Second
Half of July

SANTA CLARA, Calif., June 30, 2004 – Network Associates, Inc., the leading provider of intrusion prevention solutions, today announced that it has changed its name to McAfee, Inc. The company will be traded on the New York Stock Exchange under the new ticker symbol MFE (NYSE: MFE); it was previously traded under NET (NYSE: NET). With the divestiture of the Magic help desk technology and the agreement to sell the Sniffer Technologies network management business, the new McAfee, Inc. is focused on providing best-of-breed intrusion prevention solutions that allow customers to block both known and unknown attacks.

     McAfee, Inc. expects to close the sale of the Sniffer Technologies network management business to Silver Lake Partners and Texas Pacific Group in the second half of July.

     “As a company, we are at a strategic turning point and the name change to McAfee, Inc. reinforces our image as a leader in security,” said George Samenuk, chairman and chief executive officer of McAfee, Inc. “Our security business is growing, and the new McAfee, Inc. is committed to continuing to deliver innovative, next-generation security solutions to protect our customers.”

     Through the McAfee Protection In-Depth strategy, the company has led the intrusion prevention market, providing comprehensive solutions to protect desktop, servers, wireless devices and the network infrastructure against both existing and new security threats. The McAfee brand is known worldwide for providing proactive security solutions and the new McAfee, Inc. will continue to develop solutions to protect customers of all sizes against evolving security threats and vulnerabilities, including blended attacks and malicious code of all kinds.

     With headquarters in Santa Clara, Calif., McAfee, Inc. (NYSE: MFE) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee’s customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/.

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NOTE: Network Associates and McAfee are either registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the United States and/or other countries. Red in connection with security is distinctive of McAfee®. All other registered and unregistered trademarks herein are the sole property of their respective owners. ©2004 Networks Associates Technology, Inc. All Rights Reserved.

Forward-Looking Statements

The foregoing contains forward-looking statements including those regarding (i) the proposed Sniffer sale, (ii) the anticipated growth in the market for the company’s security products; and (iii) the company’s continued development of next-generation security solutions and the anticipated benefits of those solutions. Actual results may vary, perhaps materially, from those contained in the forward-looking statements. The proposed Sniffer sale may not occur when expected or at all. The market for the company’s security products may not grow. The company may be unable to introduce next-generation products that are broadly adopted by potential customers or adequately provide the desired benefits. The company’s business is subject to numerous risks and uncertainties. More information on risks and uncertainties related to the company and its business may be found in filings with the SEC.